Filed Pursuant to Rule 424(b)(2)

Registration No. 333-173636

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of Registration
Securities Offered	Offering Price	Fee(1)
Senior Notes	$500,000,000	$64,400

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT TO PROSPECTUS DATED APRIL 21, 2011, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED APRIL 21, 2011, AND
SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2011

NO. 7 DATED NOVEMBER 4, 2013

U.S. BANCORP
Medium-Term Notes, Series T (Senior)
Medium-Term Notes, Series U (Subordinated)

CUSIP No.:	91159HHF0	Issue Price (Dollar Amount and Percentage of Principal Amount):

Series:		Amount:	$500,000,000 / 100%

☒ Series T (Senior)		Proceeds to the Company:	$499,250,000
☐ Series U (Subordinated)
Form of Note:		Interest Rate/Initial Interest Rate:	LIBOR determined on the Interest Determination Date plus the Spread

☒ Book-Entry ☐ Certificated		Interest Payment Dates:	Quarterly, on the 15th of February, May, August and November beginning February 18, 2014
Principal Amount:	$500,000,000
Trade Date:	November 4, 2013	Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Original Issue Date:	November 7, 2013	Interest Determination Dates:	2 London business days prior to each Interest Payment Date
Maturity Date:	November 15, 2018
Base Rate (and, if applicable, related Interest Periods):		Interest Reset Dates:	Quarterly, on the 15th of February, May, August and November

☐ Fixed Rate Note		Index Source:	LIBOR01 (Reuters)
☐ Commercial Paper Note
☐ Federal Funds Note		Index Maturity:	3 months
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate		Spread:	0.49%
☐ Federal Funds Target Rate
☒ LIBOR Note		Spread Multiplier:	Not applicable
☐ EURIBOR Note
☐ Prime Rate Note		Maximum Interest Rate:	Maximum rate permitted by New York law
☐ CD Rate Note
☐ Treasury Rate Note		Day Count:	Act/360
☐ CMT Rate Note
☐ Reuters Page FRBCMT		Minimum Interest Rate:	Not applicable
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month		For Original Issue Discount Notes:
☐ Other Base Rate (as described below)
☐ Zero Coupon Note		Original Issue Discount %:

Agent’s Commission:	$750,000	Yield to Maturity:

Redemption Date:	October 15, 2018	Original Issue Discount Notes:

Redemption Terms:  Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

☐      Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐      For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	100%	0.15%	99.850%
Total	$500,000,000	$750,000	$499,250,000

Agent	Principal Amount
Morgan Stanley & Co. LLC	$166,666,000	/s/ John C. Stern (authorized officer)
Deutsche Bank Securities Inc.	$166,667,000
U.S. Bancorp Investments, Inc.	$166,667,000	/s/ Joseph M. Tessmer (authorized officer)
Total	$500,000,000

Delivery Instructions: DTC # 0280

Conflicts of Interest.  The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes.  As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.

Notice to Canadian Investors.  The notes are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank.  The Notes do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the Issuer.  The notes are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality.   U.S. Bancorp is not regulated as a financial institution in Canada.  However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada).  The notes may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.